                                                                EXHIBIT 10.1

                           FIFTH AMENDED AND RESTATED
                                 LOAN AGREEMENT

                           Dated as of June 23, 1997



                 THIS FIFTH AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is entered into by and between Ducommun Incorporated, a Delaware corporation ("Borrower"), and Bank of America National Trust and Savings Association ("Bank").

                 This Agreement is an amendment and restatement in full of that certain Fourth Amended and Restated Loan Agreement, dated as of May 16, 1996, by and among Borrower and Bank (as heretofore amended, the "Original Loan Agreement"). The parties wish to amend and restate the Original Loan Agreement, which otherwise continues in full force and effect from the date thereof to the Restatement Date.

                 WHEREFORE, the parties hereto covenant and agree as follows:


                                   ARTICLE 1.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

                 "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly, either prior to or, subject to the terms hereof, after the Restatement Date (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, or corporation or division or product line thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership, joint venture, or limited liability company.

                 "Additional Unsecured Debt" means the original principal amount of any Indebtedness described in Subparagraph 6.6(o) of this Agreement that is incurred by Borrower during the Term of this Agreement.

                 "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns, directly or indirectly, 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), or 50% or more of the general partnership or other ownership interests of any other Person, will be deemed to control such corporation or other Person.

                 "Applicable Fee Percentage" means the percentages set forth in the Leverage Table in the column entitled "Fee."

                 "Applicable Spread" means either the Reference Rate Spread or the IBOR Rate Spread.

                 "Availability" means at any time the Line Commitment at such time, minus the Total Outstandings at such time.

                 "Banking Day" means a day other than a Saturday or a Sunday on which the Bank is open for business in California. For provisions relating to IBOR Rate Loans, a Banking Day is a day other than a Saturday or a Sunday on which Bank is open for business in California and is dealing in offshore dollars.

                 "Capital Expenditure" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under GAAP, including, without limitation, any amount that is required to be treated as a capitalized asset pursuant to Financial Accounting Standards Board Statement No. 13.

                 "Cash" means, when used in connection with any Person, all monetary and non-monetary items belonging to such Person that are treated as cash in accordance with GAAP.

                 "Cash Equivalents" means, when used in connection with any Person, such Person's investments in:

                          (a) Government Securities due within one year after the date of the making of the Investment;

                          (b) certificates of deposit issued by, bank deposits in, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, Bank or any other bank doing business in and incorporated under the laws of the United States of America or any state thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the Investment; and/or

                          (c)  readily marketable commercial paper of
                 corporations doing business in and incorporated under the laws of the United States of America or any state thereof given on the date of such Investment the highest credit rating by NCO/Moody's Commercial Paper Division of Moody's Investors Service, Inc. or Standard & Poor's Corporation, in each case due within six months after the date of the making of the Investment.

                 "Cash Flow" means, without duplication, for any fiscal period of Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, EBITDA for that fiscal period, plus any loss (or


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         minus any gain) on the sale of any fixed assets in excess of an aggregate of $100,000 during that fiscal period, plus Non-Cash Extraordinary Losses, minus extraordinary non-operating income, minus cash income taxes paid during that fiscal period, and minus Capital Expenditures net of purchase money financing.

                 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

                 "Certificate of a Responsible Official" means a certificate signed by a Responsible Official of the Person providing the certificate.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Compensation" means salary, bonuses, the amount of operating lease payments that is in excess of market rates, license fees, and (with respect to any Target of any Acquisition that is a product line or a Subsidiary of such Target) corporate expense allocations (to the extent that the corporate expense allocations exceed the actual costs or projected costs for necessary services and expenses covered by such allocations).

                 "Consideration" means, with respect to any single Acquisition by Borrower during the Term of this Agreement, the sum of Cash paid at closing, the then-current value in excess of $5,000,000 of Borrower's stock issued in connection with such Acquisition, all funded Indebtedness of the Target assumed by Borrower (excluding liabilities under operating leases, trade payables, accruals, and other contracts evidencing liabilities that are not Indebtedness, all arising in the normal course of the Target's business), all Indebtedness incurred by Borrower to the seller of such Target, actual amounts paid and the value of payments that Borrower is obligated to make in the future (discounted to present value using the Reference Rate) under any covenants not to compete executed in connection with such Acquisition, and all Earn-Out Payments associated with such Acquisition.

                 "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

                 "Default" means any Event of Default and/or any event that, with the giving of notice or passage of time or both, would be an Event of Default.

                 "Designated Deposit Account" means any account maintained by Borrower at Bank's office and designated in writing by Borrower to Bank.

                 "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of (i) any Subsidiary of Borrower, (ii) all or substantially all of the assets of any Subsidiary of Borrower, (iii) all or substantially all of the assets of a division or comparable business segment of Borrower, or
         (iv) any other asset, or group of related assets, of

         Borrower or any of its Subsidiaries that has or have at the date of the Disposition a book value or fair market value of $1,000,000 or more, other than inventory sold, returned to vendors or otherwise disposed of in the ordinary course of business, and other than any such sale, transfer or other disposition for which the proceeds thereof are reinvested in Borrower or any Subsidiary or the replacement of assets of Borrower or any Subsidiary.

                 "Earnings Before Interest, Taxes, and Amortization" or "EBITA" means, for any fiscal period of Borrower and its Subsidiaries, Net Income (excluding the income of any Target earned before the closing of the Permitted Acquisition of such Target), plus Interest Expense for such fiscal period, plus non-cash amortization for such period, plus income tax expense for such fiscal period, plus amounts expensed for covenants not to compete, minus any extraordinary non-operating income, plus losses (or minus gains) in excess of $100,000 on fixed asset sales during that fiscal period, plus Non-Cash Extraordinary Losses.

                 "Earnings Before Interest, Taxes, Depreciation and Amortization" or "EBITDA" means, for any fiscal period of Borrower and its Subsidiaries, on a consolidated basis, Net Income for such fiscal period (excluding net income of any Target earned before the consummation of the Permitted Acquisition of such Target), plus the Interest Expense for such fiscal period, plus income tax expense for that fiscal period, and plus depreciation and non-cash amortization for such fiscal period.

                 "Earn-Out Payments" means, with respect to any Acquisition, the aggregate amount of all payments that Borrower has paid or is obligated to pay in connection with such Acquisition, and that are based upon Borrower's achievement of, or the occurrence of, any criteria specified in the agreements entered into in connection with such Acquisition. The amount of any given Earn-Out Payment as of any date is the amount thereof paid by Borrower or that Borrower is obligated to pay after such date, but has not yet paid. For purposes of calculating Consideration and Prior Earn-Out Payments under this

         Agreement, the amount of any future payment that Borrower is obligated to pay but has not yet paid as of the date of calculation may be estimated by Borrower, applying reasonable assumptions and facts known to Borrower at the time of calculation, discounted to present value using the Reference Rate.

                 "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Agency pertaining to health or the environment in effect in any and all jurisdictions in which Borrower is or at any time may be doing business, or where the real property of Borrower is located, including without limitation the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, California Health and Safety Code Section Section 25100 et seq., California Water Code Section Section 313000 et seq., and the Toxic Substances Control Act, as amended.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                 "Event of Default" shall have the meaning provided in Paragraph 9.1.

                 "Fiscal Quarter" means each of four periods of thirteen weeks ending on or about the last day of each calendar quarter in each of Borrower's Fiscal Years.

                 "Fiscal Year" shall have the meaning provided in Paragraph
         4.15.

                 "Fixed Charge Coverage Ratio" means, for any fiscal period, the ratio of Cash Flow to Fixed Charges.

                 "Fixed Charges" means, for any fiscal period of Borrower and its Subsidiaries, the sum of Interest Expense payable in cash for that fiscal period, scheduled principal payments with respect to all Indebtedness for that fiscal period, scheduled payments for that fiscal period in respect of capital leases, scheduled capitalized non-compete payments for that fiscal period due under any agreement executed by Borrower in connection with any Acquisition, scheduled payments due for that period under all promissory notes executed in favor of the sellers in connection with Acquisitions, and the lesser of (a) the sum of 10% of the outstanding balance of all Loans in excess of $10,000,000 as of the end of the current quarterly fiscal period and 10% of such outstanding balance in excess of $10,000,000 as of the end of the preceding quarterly fiscal period, or (b) 20% of the outstanding balance of all Loans in excess of $10,000,000 as of the end of the current quarterly fiscal period.

                 "GAAP" means generally accepted accounting principles consistently applied.

                 "Government Securities" means readily marketable direct obligations of the United States of America or obligations fully guarantied by the United States of America.

                 "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

                 "Guaranty" means the Continuing Guaranty dated as of the date hereof, executed by the Subsidiaries of Borrower, in form and substance substantially similar to the guaranty delivered by such Subsidiaries pursuant to the Original Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                 "IBOR Loan" means a Loan that bears interest determined in relation to the IBOR Rate, which shall be in a minimum amount of $500,000.

                 "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)


                 IBOR Rate =            IBOR Base Rate
                                ----------------------------------
                                  (1.00 - Reserve Percentage)

         Where,

                                  (i) "IBOR Base Rate" means the interest rate at which Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                                  (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                 "IBOR Rate Spread" means, with respect to any IBOR Loan, the percentage set forth in the column entitled "IBOR Rate Spread" in the Leverage Table opposite Borrower's Leverage Ratio as of the end of the Fiscal Quarter most recently ended for the related Spread Period.

                 "Indebtedness" means, as to any Person, (a) all indebtedness for borrowed money, or any other extension of credit (other than trade or other accounts payable in the ordinary course of business), (b) that Person's obligations under capital leases that are properly recorded as a liability on a balance sheet prepared in accordance with GAAP, (c) any obligation of such Person for the deferred purchase price of property or services (other than trade or other accounts payable in the ordinary course of business), (d) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (e) any direct or contingent obligations of such Person under Letters of Credit issued for the account of such Person, and (f) any obligations of such Person under a swap agreement or similar interest rate protection arrangement.

                 "Interest Expense" means, with respect to any fiscal period of Borrower and its Subsidiaries, on a consolidated basis, the aggregate amount of interest, fees, charges and related expenses paid or payable to a lender in connection with borrowed money that is treated as interest (other than accretion of original issue discount on long-term debt) in accordance with GAAP, and that is charged against Net Income for that fiscal period.

                 "Interest Period" means, for any IBOR Loan, the period commencing on the date such Loan is made or is converted into or continued as an IBOR Loan, and ending on the date 30, 60, 90 or 180 days thereafter, as selected by Borrower. The last day of each Interest Period will be determined by Bank using the practices of the offshore dollar inter-bank market. No Interest Period may expire later than the Termination Date.

                 "Letter of Credit" means any standby letter of credit issued by Bank pursuant to Paragraph 2.2 of this Agreement, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.

                 "Letter of Credit Obligations" means at any time the sum of
         (a) the Outstanding Letters of Credit, plus (b) the amount of all unreimbursed drawings under all Letters of Credit.

                 "Leverage Ratio" means, for any fiscal period, the ratio of Total Funded Debt to EBITA.

                 "Leverage Table" means the following chart:

                                                 IBOR               Reference             Unused
                                                 ----               ---------             ------
                 Leverage                        Rate               Rate                  Commitment
                 --------                        ----               ----                  ----------
                   Ratio                         Spread             Spread                Fee
                   -----                         ------             ------                ---
                 <1.75:1.0                       1.00%              -0.25%                .125%
                 -

                 >1.75:1.0 and
                 <2.25:1.0                       1.25%               0.00%                .150%
                 -

                 >2.25:1.0                       1.50%               0.25%                .200%

         Solely for purposes of calculating the IBOR Rate Spread, Reference Rate Spread, and the unused commitment fee set forth in the foregoing table, Borrower's EBITA used to calculate Borrower's Leverage Ratio may include, as at the end of each of the four Fiscal Quarters immediately following the closing of any Permitted Acquisition, the "Target EBITA" of the Target of such Acquisition that is earned prior to the closing of the Acquisition and during the four Fiscal Quarters most recently ended. "Target EBITA" means all Net Income, plus Interest Expense, plus non-cash amortization, plus income tax expense, plus non-recurring Compensation paid to the owners of the Target, minus any extraordinary non-operating income, plus losses (or minus gains) on fixed asset sales, plus any Fixed Asset Losses of the Target. Target EBITA must be certified in writing by Borrower's chief financial officer and supported by financial information deemed reasonable by Bank. Such certification and information must be delivered to Bank no later than 10 Banking Days prior to the commencement of the Spread Period for which the appropriate Leverage Ratio will be calculated.

                 "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

                 "Line Commitment" means $40,000,000, subject to any adjustment thereto pursuant to Paragraph 2.4 of this Agreement.

                 "Line of Credit" means the credit facility for Loans and Letters of Credit described in Article 2 of this Agreement.

                 "Liquidity" means, as of any date of determination, the sum of Borrower's Availability and Cash.

                 "Loan" or "Loans" means the Loans to be made by Bank to Borrower pursuant to this Agreement.

                 "Loan Documents" means, collectively, this Agreement, the Guaranty, the Letters of Credit, and any other certificates, documents, or agreements or applications of any type or nature heretofore or hereafter executed or delivered by Borrower and/or any one or more of its Subsidiaries or Affiliates to Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time to be supplemented, modified, amended, restated or extended.

                 "Maximum Amount" means, as of any date of determination thereof, the Line Commitment minus the Letter of Credit Obligations.

                 "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

                 "Net Cash Proceeds" means, with respect to any sale or Disposition, the gross Cash consideration (a) paid to or for the account of Borrower or one of its Subsidiaries by reason of that sale or Disposition, (b) paid as a principal installment on or to retire the principal of any evidence of indebtedness which forms all or a portion of the consideration paid by reason of that sale or Disposition, or (c) paid in consideration of the sale or assignment by Borrower or one its Subsidiaries of any property other than Cash forming all or a portion of the consideration paid by reason of that sale of Disposition minus (i) any amount paid or payable by the transferor to retire existing obligations of or relating to the property sold or to retire existing Liens on the property sold to the extent that the transferor is contractually obligated to do so, and (ii) the reasonable out-of-pocket expenses of the transferor incident to that sale of Disposition, including brokerage commissions, investment banking fees, attorneys' fees and other similar expenses.

                 "Net Income" means, with respect to any fiscal period of Borrower and its Subsidiaries, on a consolidated basis, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP.

                 "Non-Cash Extraordinary Losses" means non-cash extra-ordinary losses attributable to the write-down in the book value of any fixed asset ("Fixed Asset Losses") and all other non-cash extraordinary losses that Bank determines do not and will not have an adverse effect on Borrower's Cash Flow during the Term of this Agreement.

                 "Obligations" means all present and/or future obligations of every kind or nature of Borrower or any party at any time and/or from time to time owed to Bank under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and includinginterest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Borrower or any Subsidiary or Affiliate of Borrower.

                 "Outstanding Letters of Credit" means, as of any date of determination, the aggregate face amount of all Letters of Credit outstanding on such date minus the aggregate amount, if any, paid in cash by Bank under such Letters of Credit that has been reimbursed by Borrower.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

                 "Permitted Acquisition" means any Acquisition by Borrower:

                          (i) with respect to which Bank has received copies of drafts of the following documents no later than 10 Banking Days prior to closing, and of final versions no later than 1 Banking Day prior to closing:

                                  (A)      if the Target of such Acquisition
                          will be a Subsidiary of Borrower following the Acquisition, an Instrument of Joinder in the form made a part of the Guaranty, to be executed by such Target and all of its Subsidiaries with respect to Borrower's indebtedness to be incurred in connection with such Acquisition; and

                                  (B)      the purchase agreement executed or
                          to be executed in connection with such Acquisition, and all other material related documents and agreements that the Bank may reasonably request, including without limitation documentation relating to secured indebtedness, direct or contingent, that Borrower will assume in connection with such Acquisition.

                          (ii) that is undertaken only with the prior, effective written consent or approval to such Acquisition of either the Target's board of directors, an equivalent governing body of the Target, or any other Person or group of Persons authorized to give such consent by the Target;

                          (iii) with respect to which Borrower has obtained all licenses, permits, consents, and approvals (collectively, "Permits") necessary to enable Borrower to operate and own the Target of such Acquisition, except for any Permit the lack of which would not materially adversely affect the Borrower's ownership or operation of such Target;

                          (iv) of a Target whose assets are free and clear of all Liens except for Liens permitted under Subparagraph 6.6(l);

                          (v) of a Target with respect to which Bank has received, at least 15 Banking Days prior to the Acquisition of such Target, any written information reasonably required by Bank, in both form and substance acceptable to Bank, from such Target with respect to its compliance with and any potential liability for violation of Environmental Laws;

                          (vi) of a Target which, if the Consideration for the Acquisition of such Target is greater than $10,000,000, obtains at least 75% of its revenue from one or more lines of business that are the same as or very similar to one or more lines of business in which Borrower or one of its Subsidiaries is engaged; if the Consideration for the Acquisition of such Target is less than or equal to $10,000,000, such percentage is reduced to 50%;

                          (vii) which requires Consideration in an amount that does not exceed the difference between $25,000,000 and Total Consideration immediately prior to such Acquisition;

                          (viii) with respect to which, if the Consideration for such Acquisition is not less than $10,000,000:

                                  (A) Borrower has delivered all of the
                          following to Bank:

                                        (1)  no later than 10 Banking Days
                                  prior to the closing of such Acquisition, financial statements of the Target for its most recently-ended fiscal year, and evidence acceptable to Bank, which shall include supporting financial information and shall be certified in writing by Borrower's Chief Financial Officer, that demonstrates that, for the four-quarter period of the Target most recently ended, its earnings before interest, taxes, and amortization (as defined in accordance with GAAP), plus non-recurring Compensation paid to its owners, is not less than zero; and

                                        (2)  no later than 5 Banking Days prior
                                  to the closing of such Acquisition, a
                                  statement showing Borrower's sources and uses of funds for such Acquisition;

                                  (B) such Consideration does not exceed ten
                          times the amount of the Target's earnings before interest, taxes, depreciation, and amortization (as defined in accordance with GAAP), adjusted for non-recurring Compensation paid to its owners, for the four-quarter period of the Target most recently ended, all as set forth in written information acceptable to Bank and certified in writing by Borrower's Chief Financial Officer;

                          (ix) with respect to which Borrower has delivered to Bank, no later than 5 Banking Days prior to the closing of the proposed Acquisition, a Certificate of a Responsible Officer of Borrower in the form of Exhibit A attached hereto to the effect that: (a) no Defaults or Events of Default exist or could reasonably be expected to occur as a result of the proposed Acquisition; (b) giving pro forma effect to the financing of such Acquisition, Borrower would be in compliance with all of the provisions of Paragraphs 6.10 and 6.11 of this Agreement as of Borrower's most recently-ended Fiscal Quarter, with computations demonstrating such compliance; and (c) the proposed Acquisition conforms to all of the requirements of subparagraphs (ii), (iii), (iv), (vi), (vii), (viii), (x),
                 (xi), and (xii);

                          (x) of a Target whose Contingent Obligations being assumed by Borrower that are required to be accrued in accordance with GAAP (excluding such obligations under any contracts, leases, and warranties executed or incurred in the normal course of the Target's business) have been identified and quantified to Bank's satisfaction;

                          (xi) with respect to which, if the Consideration for such Acquisition includes obligations of Borrower to the seller of the Target of such Acquisition that are payable after the closing thereof, such obligations are unsecured and may not be accelerated or in default solely because any Default or Event of Default occurs under this Agreement; and

                          (xii) which, giving effect to the amount of the Consideration and all transaction costs related to such Acquisition, does not cause Borrower's Liquidity to be less than $5,000,000. Such calculation will be based upon Borrower's most recent monthly financial statement, giving pro forma effect to the Acquisition.

                 "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Agency, or otherwise.

                 "Plan" means any employee benefit plan subject to ERISA and maintained by Borrower and/or any Subsidiary of Borrower or to which Borrower and/or any Subsidiary of Borrower is required to contribute on behalf of its employees.

                 "Prior Earn-Out Payments" means, as of any date, the sum of all Earn-Out Payments that are paid after January 1, 1997, or that Borrower is obligated to pay after that date, and that are required under the terms of any Acquisition that occurred before the Restatement Date, minus $1,000,000.

                 "RCRA" means the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. and the regulations thereto, 40 CFR Part 261.

                 "Reference Rate" means the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Bank's Reference Rate.

                 "Reference Rate Loan" means a Loan that bears interest based on the Reference Rate.

                 "Reference Rate Spread" means, with respect to any Reference Rate Loan, the percentage set forth in the column entitled "Reference Rate Spread" in the Leverage Table opposite Borrower's Leverage Ratio as of the end of the Fiscal Quarter most recently ended for the related Spread Period.

                 "Responsible Official" means any corporate officer, general partner, or other responsible official of any specified non-individual Person who is acting on behalf of such Person.

                 "Restatement Date" means the Banking Day on which the conditions in Article 8 of this Agreement are met or waived by Bank.

                 "Spread Period" means, with respect to the last day of any Fiscal Quarter, the period consisting of the three months that commences on the date that is forty-five (45) calendar days after the last day of such Fiscal Quarter.

                 "Subsidiary" means, as of any date of determination thereof and with respect to any person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, (b) in the case of a partnership, joint venture, or limited liability company, of which such Person or a Subsidiary of such Person is a general partner, joint venturer, or member, or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

                 "Target" means any business (including the assets and/or the ownership interest of such business) acquired by any means in the course of Acquisition.

                 "Term of this Agreement" means the period commencing on the Restatement Date and ending on the last date upon which no Loan or other Obligation of Borrower to Bank remains unpaid, no Letter of Credit remains outstanding, and Bank has no further commitment hereunder to make the Line of Credit available to Borrower.

                 "Termination Date" means July 1, 1999.

                 "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done and consistent with Borrower's normal business practices) should have been known by the Person (or, in the case of Person other than a natural Person, should have been know by a Responsible Official of the Person).

                 "Total Consideration" means at any time the sum of (a) the aggregate amount of the Consideration for all Acquisitions that have occurred during the Term of this Agreement, (b) the Prior Earn-Out Payments, and (c) the aggregate amount of the Consideration that Borrower is obligated to pay under all Acquisitions that Borrower has already committed to make at such time, but that have not yet occurred.

                 "Total Funded Debt" means, for any fiscal period of Borrower and its Subsidiaries, the sum of all of their funded Indebtedness (including the outstanding principal balance of all Loans under the Line of Credit), Indebtedness owed to the seller of any Target acquired by Borrower in any Acquisition, the value of unpaid non-compete payments due by Borrower under any agreements not to compete executed in connection with any Acquisition (discounted to present value using the Reference Rate), Earn-Out Payments accrued in accordance with GAAP that are unpaid as of the date of calculation, Contingent Obligations under any guaranties of the obligations of any Person other than Borrower's Subsidiaries or Affiliates, Outstanding Letters of Credit (minus Cash and Cash Equivalents of Borrower and its Subsidiaries), liabilities assumed in connection with any Acquisition (excluding liabilities under operating leases, trade payables, accruals, and other contracts evidencing liabilities that are not Indebtedness, all arising in the normal course of the business of the Target of such Acquisition), and all Contingent Obligations in excess of an aggregate of $1,000,000 that are required to be accrued in accordance with GAAP that arose in connection with any Acquisition.

                 "Total Outstandings" means, as of any date of determination, the sum of (a) all outstanding Loans and (b) the Letter of Credit Obligations.

         1.2 Use of Defined Terms. Any defined term used in the plural shall refer to al members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

         1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained herein would then be calculated in a different manner or with different components, Borrower and Bank agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition, or limiting the aggregate Loans hereunder, to substantially the same criteria as were effective prior to such change in GAAP. Without limiting the foregoing, and unless otherwise expressly stated to the contrary, all financial covenants set forth in this Agreement and all calculations required thereby shall be applied and calculated with respect to the performance of Borrower and its Subsidiaries on a consolidated basis.


                                   ARTICLE 2.
                           LOANS AND LETTERS OF CREDIT

         2.1 Loans. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Restatement Date through the Termination Date, Bank shall make Loans to Borrower in such amounts as Borrower may request with an aggregate outstanding principal amount at any time not exceeding Maximum Amount at such time; provided that, except to the extent otherwise provided in Subparagraph 2.2(g), Bank shall not be obligated to make a Loan if, after giving effect to such Loan, Total Outstandings would exceed the Line Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Line Commitment, without penalty or premium.

         With respect to IBOR Loans, Borrower agrees:

                 (a) If, upon the expiration of the Interest Period for an IBOR Loan, Borrower has failed to select timely a new Interest Period for a refinancing IBOR Loan or if any Default or Event of Default then exists, Borrower shall be deemed to have elected to convert such IBOR Loan into a Reference Rate Loan effective as of the expiration date of such Interest Period.

                 (b) During the existence of a Default or Event of Default, Borrower may not elect to have a Loan converted into or continued as an IBOR Loan.

                 (c) After giving effect to any redesignation of a Loan, there may not be more than ten different Interest Periods in effect with respect to IBOR Loans.

         2.2 Letters of Credit. Subject to the terms and conditions hereof, at any time and from time to time from the Restatement Date through the Banking Day immediately preceding the Termination Date, Bank shall issue such Letters of Credit as Borrower may request, provided that, upon giving effect to such Letter of Credit, (i) Total Outstandings shall not exceed the Line Commitment, and (ii) the Letter of Credit Obligations shall not exceed $1,000,000. Unless Bank otherwise consents in writing, the term of any Letter of Credit shall not exceed 18 months and shall in no event extend beyond the Termination Date. No Letter of Credit shall be issued except to the extent reasonably necessary in the ordinary course of the business of Borrower or its Subsidiaries, and no Letter of Credit shall be issued in any event to support any workers' compensation obligation of Borrower or its Subsidiaries. A Letter of Credit may include a provision providing that the expiry date thereof will be automatically extended each year for an additional year unless Bank gives written notice to the contrary; provided, however, that each such Letter of Credit shall include a final expiry date no later than the Termination Date which shall not be subject to any further automatic extension. Unless otherwise agreed to by Bank, the face amount of any Letter of Credit shall not be less than $100,000.

         Borrower agrees:

                 (a) if there is a default under this Agreement, to immediately prepay and make Bank whole for any outstanding Letters of Credit.

                 (b) the issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

                 (c) to sign Bank's form Application and Agreement for Standby Letter of Credit with respect to each Letter of Credit.

                 (d) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing Letters of Credit.

                 (e) to allow Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                 (f) to pay Bank a non-refundable fee equal to 1.50% per annum of the outstanding undrawn amount of each Letter of Credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

                 (g) to pay to Bank the amount of any payment made or to be made by Bank under any Letter of Credit, upon Bank's demand; and, if Borrower fails to make any such payment, Bank may, but is not required to, without notice to or the consent of Borrower, make a Loan in an aggregate amount equal to the amount paid by Bank on the relevant Letter of Credit, whether or not the same would cause Total Outstandings to exceed the Line Commitment (without waiving the obligation of Borrower to reduce Total Outstandings to an amount less than or equal to the Line Commitment) and, for this purpose, the conditions precedent set forth in Article 8 and the amount limitations set forth in Paragraph 2.1 shall not apply. The proceeds of such Loan shall be paid to Bank to reimburse it for the payment made by it under the Letter of Credit.

                 (h) Subject to the next sentence, a Letter of Credit may be requested pursuant to this Paragraph 2.2 for the account of Borrower or for the account of any Subsidiary of Borrower. To the extent that a Subsidiary of Borrower is the account party under any Letter of Credit, Borrower hereby guarantees the payment and performance of such Subsidiary with respect to any Obligation of such Subsidiary relating to such Letter of Credit, and agrees to deliver to Bank, duly executed and in form and content acceptable to Bank, a duly executed continuing guaranty further evidencing the foregoing guaranty, together with a resolution or other evidence of the corporate authority of Borrower to execute, perform and deliver such continuing guaranty.

         2.3 Voluntary Reduction of Line Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least two (2) Banking Days prior written notice to Bank, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts of an integral multiple of $50,000 (but not less than $250,000 or, if less, the Availability at such time), or to terminate the Availability; provided that any such reduction or termination shall be accompanied by all accrued and unpaid commitment fees, if any, with respect to the portion of the Line Commitment being reduced or terminated; and provided further that the Line Commitment shall not be reduced to an amount less than the Total Outstandings.

         2.4 Automatic Reduction of the Line Commitment. The Line Commitment shall be automatically reduced: (a) concurrently with the incurring of any new Additional Unsecured Debt, by an amount equal to the amount, if any, by which the sum of the new Additional Unsecured Debt that is being incurred plus the aggregate then-existing Additional Unsecured Debt exceeds $10,000,000; and (b) concurrently with the closing of any Disposition, by an amount equal to 80% of the Net Cash Proceeds thereof.


                                   ARTICLE 3.
                       DISBURSEMENTS, PAYMENTS, AND FEES

         3.1  Principal.

                 (a) Borrower will repay in full all principal and any unpaid interest or other charges outstanding under the Line of Credit no later than the Termination Date.

                 (b) Borrower will also repay principal in any amount necessary to reduce Total Outstandings to an amount not exceeding the Line Commitment, including, without limitation, any amounts necessary to reduce Total Outstandings to an amount not exceeding any reduced Line Commitment required under Paragraph 2.4.

         3.2 Interest. Interest on each Reference Rate Loan will be payable monthly, on the first Banking Day of each month.

Interest on each IBOR Loan will be payable on the last day of the Interest Period for such Loan, and, if the Interest Period exceeds 90 days, on the 90th day of such Interest Period. Interest on each Loan shall be payable at the IBOR Rate or the Reference Rate, plus the Applicable Spread in effect during each Spread Period in which such Loan is outstanding.

         3.3 Prepayments. Borrower may prepay any Reference Rate Loan at any time in any amount, and any IBOR Loan in a minimum amount of $500,000. Each prepayment of an IBOR Loan, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment before the end of the applicable Interest Period. The prepayment fee shall be equal to the amount (if any) by which:

                          (i) the additional interest which would have been payable during the Interest Period on the amount prepaid had it not been prepaid, exceeds

                          (ii) the interest which would have been recoverable by Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Bank for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period.

         3.4 Date of Payments. All payments and disbursements which would be due on a day that is not a Banking Day will be due on the next Banking Day. All payments received on a day that is not a Banking Day will be applied to the Line of Credit on the next Banking Day. Interest shall accrue at the rates required hereunder until the actual date on which a payment is applied to any Obligation.

         3.5  Fees.

                 (a) Loan fee. Borrower agrees to pay a Thirty-Five Thousand Dollar ($35,000) fee on the Restatement Date.

                 (b) Unused Commitment fee. Borrower agrees to pay a per annum fee based upon the average daily Availability during each calendar quarter. The fee will be calculated at the Applicable Fee Percentage in effect during each Spread Period during such quarter. Such fee shall be payable quarterly in arrears within 10 Banking Days after the end of each calendar quarter. Bank shall use its best efforts to notify Borrower of the amount of the commitment fee so payable prior to each fee payment date, but failure of Bank to do so shall not excuse payment of such fee when payable.

         3.6 Requests for Credit. Each request for an extension of credit will be made in a manner acceptable to Bank.

         3.7     Telephone and Telefax Authorization.

                 (a) Bank may honor telephone or telefax instructions for Loans, repayments, designation of an Interest Period, and the issuance, amendment, or renewal of Letters of Credit given by any one of the individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by any one of such authorized signers.

                 (b) Advances will be deposited in and repayments will be withdrawn from the Designated Deposit Account.

                 (c) Borrower indemnifies and excuses Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

         3.8 Default Rate/Late Payments. Upon the occurrence and during the continuation of any Event of Default, Loans shall, at the option of Bank, bear interest at a rate per annum which is 2.5 percentage points higher than the highest rate of interest otherwise provided under this Agreement. In addition, should any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to Bank not be paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the highest rate of interest otherwise provided under this Agreement plus the then applicable Reference Rate Spread plus 2.00% per annum, to the fullest extent permitted by applicable law. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable law. No provision of this Paragraph will constitute a waiver of any Default by Bank.

         3.9 Computation of Interest and Fees. All computations of interest and fees under any Loan Document shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in more interest and fees than if a 365-day year were used.

         3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         3.11 Failure to Charge Not Subsequent Waiver. Any decision by Bank not to require payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any occasion shall in no way limit or be deemed a waiver of Bank's right to require full payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any other or subsequent occasion.

         3.12  Direct Debit (Pre-Billing).

                 (a) Borrower agrees that Bank will debit the Designated Deposit Account on the date each payment of principal and interest and any fees from Borrower becomes due (the "Due Date"). If the Due Date is not a Banking Day, the Designated Deposit Account will be debited on the next Banking Day.

                 (b) Approximately 10 days prior to each Due Date, Bank will mail to Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                 (c) Bank will debit the Designated Deposit Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Deposit Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                          (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. Borrower will not be in default by reason of any such discrepancy.

                          (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Bank will not pay Borrower interest on any overpayment.

                 (d) Borrower will maintain sufficient funds in the Designated Deposit Account to cover each debit. If there are insufficient funds in the Designated Deposit Account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.


                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants to Bank, as of the Restatement Date, that:

         4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The chief executive offices of Borrower are in Carson, California.

Borrower and each of its Subsidiaries are duly qualified or registered to transact business and are in good standing in each jurisdiction in which the conduct of their business or the ownership or leasing of their properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Borrower and each of its Subsidiaries have all requisite power and authority to conduct their business, to own and lease their properties and to execute, deliver and perform all of their Obligations under any of the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other laws. Borrower and each of its Subsidiaries (subject to the matters referred to in Schedule 4.17) are in compliance with all laws and other legal requirements applicable to their business, have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of their business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of Borrower and its Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary action, and do not and will not:

                 (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor;

                 (b) Violate or conflict with any provision of such party's partnership agreement, certificate of limited partnership, charter, articles of incorporation or bylaws, or amendments thereto, as applicable;

                 (c) Result in or require the creation or imposition of any Lien (other than as provided under the Loan Documents) upon or with respect to any property now owned or leased or hereafter acquired by such party;

                 (d) Violate any provision of any law (including, without limitation, Regulations G, T, U and/or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to such party; or

                 (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such party is a party or by which such party or any of its property is bound or affected;

and neither Borrower nor any Subsidiary is in default under any law, order, writ, judgment, injunction, decree, determination or award, or any indenture, agreement, lease or instrument described in Subparagraph 4.2(e), in any respect that is materially adverse to the interests of Bank or that would have any material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit under applicable law the execution, delivery and performance by Borrower or any Subsidiary thereof of the Loan Documents to which it is a party.

         4.4  Subsidiaries.

                 (a) Schedule 4.4 hereto correctly sets forth the names, forms of legal entity and jurisdictions of formation of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own any capital stock, partnership interest, joint venture interest, limited liability company member interest, or other equity interest in any Person. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, partnership or joint venture interests, or member interests of each Subsidiary of Borrower are owned of record and beneficially by Borrower, and all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other laws, and are free and clear of all Liens.

                 (b) Each Subsidiary of Borrower is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation

         4.5 Financial Statements. Borrower has furnished to Bank (a) the audited consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 1996, and audited consolidated statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for their fiscal year then ended, and (b) the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at February 22, 1997, and unaudited consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as at such dates and for such periods, in conformity with GAAP, provided that the balance sheets and statements referred to in (b) above are subject to normal year-end audit adjustments.

         4.6 No Other Liabilities; No Material Adverse Changes. Borrower and its Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements or notes thereto described in Paragraph 4.5. There has been no material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, since the date of the financial statements described in Subparagraph 4.5(b).

         4.7 Title to and Location of Property. Borrower and its Subsidiaries have good and valid title to all the property reflected in the financial statements described in Paragraph 4.5, other than property subsequently sold in the ordinary course of business, free and clear of all Liens other than Liens permitted pursuant to Paragraph 6.6.

         4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the unrestricted right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are used in the conduct of their businesses as now operated, and no such intangible asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         4.9 Litigation. Except for (i) any matter fully covered (subject to usual deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (ii) any matter, or series of related or similar matters, involving a claim against Borrower or any of its Subsidiaries of less than $500,000, and (iii) matters set forth in Schedule 4.9 and in the financial statements (or the notes thereto) described in Paragraph 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of any of them in any court of law or before any Governmental Agency that would impair Borrower's or any Subsidiary's financial condition or ability to repay the Loans.

         4.10 Binding Obligations. Each of the Loan Documents to which Borrower or any Subsidiary thereof is a party will, when executed and delivered by such party, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors' rights generally or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

         4.11 No Default. No event has occurred and is continuing that is a Default.

         4.12  ERISA Plans.

                 (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification.
Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                 (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                 (c)      With respect to any Plan subject to Title IV of
ERISA:

                          (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

                          (ii) No action by Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                          (iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

         4.13 Disclosure. No written statement made by Borrower or any Subsidiary thereof to Bank in connection with this Agreement, or in connection with any Loan, or in connection with the issuance of any Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading. To the best knowledge of Borrower, there is no fact which Borrower has not disclosed to Bank in writing which materially and adversely affects nor, so far as Borrower can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower and its Subsidiaries to perform their Obligations under the Loan Documents.

         4.14 Tax Liability. Borrower and its Subsidiaries have filed all income tax returns which are required (including any extensions obtained pursuant to applicable law) to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any Subsidiary thereof, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) miscellaneous taxes not willfully unpaid in an aggregate amount not greater than $200,000.

         4.15 Fiscal Year. Borrower and its Subsidiaries each operate on a fiscal year ("Fiscal Year") ending on December 31, with four fiscal quarters of thirteen weeks ending on or about March 31, June 30, September 30 and December 31.

         4.16 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or overtly threatened involving Borrower or any of its Subsidiaries.

         4.17 Environmental Matters. Except as disclosed on Schedule 4.17 and in the financial statements (or the notes thereto) described in Paragraph 4.5, (i) the real property of Borrower and the operations conducted thereon do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise), including without limitation all applicable zoning ordinances and building codes, flood disaster laws and Environmental Laws and regulations, in any respect which could have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (ii) without limitation of clause (i) above, Borrower's real property and the operations conducted by Borrower or any current or prior owner or operator of such real property or operation, are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Laws which, if determined adversely to Borrower, could have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of the real property of Borrower, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, except where the failure to obtain or file same would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (iv) all significant amounts of hazardous waste generated at the real property of Borrower have in the past been and shall continue to be transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are, to the best of Borrower's knowledge, operating in compliance with such permits or are exempt from obtaining such permits; (v) Borrower has no actual or constructive knowledge of the disposal or other release of any hazardous substance or solid waste, or the threatened release of hazardous substances, on or to the real property of Borrower except in compliance with Environmental Laws, and that it has not been notified of same by any Governmental Agency; (vi) Borrower has no material contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment; and (vii) the use which Borrower makes or intends to make of Borrower's real property will not result in the unlawful or unauthorized disposal or other release of any hazardous substance or solid waste on or to the real property of Borrower. The terms "hazardous substance," "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that, to the extent the laws of any state in which any of the real property of Borrower is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply with regard to the real property of Borrower located in such state.


                                   ARTICLE 5.
                             AFFIRMATIVE COVENANTS
                          (OTHER THAN INFORMATION AND
                            REPORTING REQUIREMENTS)

         During the Term of this Agreement, Borrower shall, and shall cause each of its Subsidiaries to, unless Bank otherwise consents in writing:

         5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of Bank under any Loan Document, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax generally applicable to banks or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no mate-rial item or portion of property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited, or (c) miscellaneous taxes not willfully unpaid in an aggregate amount not greater than $200,000 so long as by reason of such nonpayment no material item or portion of property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited.

         5.2 Preservation of Existence. Preserve and maintain their respective existences, licenses, rights, franchises and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective properties, except that Borrower's or any Subsidiaries' failure to comply with the foregoing shall not constitute a violation of this covenant to the extent that such failure does not cause Borrower and its Subsidiaries, taken as a whole, to expend more than $100,000 in the aggregate.

         5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective properties, except that the failure to maintain, preserve and protect a particular item of property or equipment that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

         5.4 Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar properties in the general areas in which Borrower and its Subsidiaries operate.

         5.5 Compliance With Laws. Comply with the requirements of all applicable laws and orders of any Governmental Agency, noncompliance with which could materially adversely affect the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, except that Borrower and its Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of Bank would be materially impaired thereby.

         5.6 Inspection Rights. At any time during regular business hours and as often as requested, permit the Bank, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers and key employees, customers or vendors, and, upon request, furnish promptly to Bank true copies of all financial information and internal management reports made available to the senior management of Borrower or any of its Subsidiaries.

         5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

         5.8 Compliance With Agreements, Duties and Obligations. Promptly and fully comply with all their respective agreements, duties and obligations under the Loan Documents, and under any other agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such other agreements, indentures, leases and/or instruments are with Bank or another Person, except where failure to comply with any such agreement, indenture, lease or instrument (other than any Loan Document) would not have a material adverse effect on the condition of the Borrower or any Subsidiaries.

         5.9 Use of Proceeds. Use the proceeds of the Line of Credit for the following purposes only: (i) working capital purposes of Borrower and its Subsidiaries, (ii) to provide standby letters of credit required in the ordinary course of Borrower's business (other than to satisfy workers' compensation requirements), (iii) other lawful corporate purposes in the ordinary course of business, and (iv) to finance Permitted Acquisitions.

         5.10 Subsidiary Guaranty. Cause each of its Subsidiaries, hereafter formed or acquired, to execute and deliver a joinder of the Guaranty.

         5.11 Notice of Location Change. Promptly notify Bank, in writing, of the occurrence of any change in the location of, or the addition of, any branch office, any field office, any warehouse or any other place of business of Borrower or any Subsidiary; provided, however, that no such notification shall be required if the change, together with any other change since the Restatement Date, would not in the aggregate involve property with a book value or fair market value, whichever is higher, in excess of $200,000.


                                   ARTICLE 6.
                               NEGATIVE COVENANTS

         During the Term of this Agreement, Borrower shall not, and shall cause each of its Subsidiaries to not, unless Bank otherwise consents in writing:

         6.1 Disposition of Property. Conduct, permit, or agree to enter into any Disposition, any of their respective properties, whether now owned or hereafter acquired, and whether to an Affiliate or otherwise, except properties sold, assigned, exchanged, transferred, leased or otherwise disposed of (a) in the ordinary course of business for full fair market value, (b) as permitted by Paragraph 6.2, or (c) other Dispositions that do not materially adversely affect the condition of Borrower and its Subsidiaries, taken as a whole, provided, however, that such other Dispositions will reduce the Line Commitment, pursuant to Paragraph 2.4 of this Agreement.

         6.2 Mergers. Merge, consolidate or amalgamate with or into any Person, except mergers, consolidations or amalgamations (a) of a Subsidiary of Borrower into any other Subsidiary of Borrower, (b) of a Subsidiary of Borrower into Borrower (provided that Borrower is the surviving entity), or (c) in connection with any Permitted Acquisition, of Borrower or any Subsidiary of Borrower into any other Subsidiary of Borrower or any other entity (provided that Borrower is the surviving entity of any such merger, consolidation, or amalgamation to which it is a party).

         6.3 Redemption, Dividends and Distributions. Redeem or repurchase stock, partnership interests, or member's interests, declare or pay any dividends or make any other distribution, whether of capital, income or otherwise, and whether in Cash or other property, except that (a) any of the Subsidiaries of Borrower may declare and pay dividends or make distributions directly or indirectly to Borrower or to another Subsidiary of Borrower, and
(b) Borrower may repurchase shares of its common stock held by employees or former employees pursuant to employee stock ownership plans in existence on the Restatement Date in any aggregate amount not to exceed $100,000 in any Fiscal Year.

         6.4  ERISA.

                 (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any pension Plan, other than those Plans in existence as of the Restatement Date.

                 (b)  At any time, permit any Plan to:

                          (1) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code;

                          (2)  incur any material "accumulated funding
         deficiency", as that term is defined in Section 302 of ERISA; or

                          (3) terminate in a manner which could result in liability of Borrower or any Subsidiary thereof to the Plan or to the PBGC or the imposition of a Lien on the property of Borrower or any Subsidiary thereof pursuant to Section 4068 of ERISA.

                 (c) At any time, assume any obligation to contribute to any Multiemployer Plan, nor shall Borrower or any Subsidiary thereof acquire any Person or assets of any Person which has, or has had at any time from and after January 2, 1974, an obligation to contribute to any Multiemployer Plan.

                 (d) Fail immediately to notify Bank of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Plan or any trust created thereunder that may have a material adverse impact on the condition of Borrower and/or its Subsidiaries, financial or otherwise. Upon request by Bank, Borrower promptly shall furnish to Bank copies of any reports or other documents filed by Borrower or any Subsidiary thereof with the United States Secretary of Labor, the PBGC and/or the Internal Revenue Service, with respect to any Plan.

                 (e) At any time, permit any Plan to fail to comply with ERISA or other applicable law in any material respect.

         6.5 Change in Nature of Business. Make any material change in the nature of the business of Borrower and its Subsidiaries, as conducted and presently proposed to be conducted.

         6.6 Indebtedness, Guaranties and Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective properties, whether now owned or hereafter acquired; create, incur or assume any indebtedness for borrowed money or in connection with the purchase of property or any liability to the issuer of any letter of credit; guaranty, incur a Contingent Obligation, or otherwise become responsible (including, but not limited to, any agreement to purchase any obligations, stock, property, goods or services or to supply or advance any funds, property, goods or services) for the indebtedness or obligations of any other Person; or incur any lease obligation that is required to be capitalized under GAAP, except:

                 (a) Liens securing taxes, assessments or governmental charges or levies, or in connection with workers' compensation, unemployment insurance or social security obligations, or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons not yet delinquent or which are being contested in good faith by appropriate proceedings with adequate reserves set aside;

                 (b) Attachment, judgment or other similar Liens arising in connection with court proceedings that do not, in the aggregate, materially detract from the value of their property, materially impair the use thereof in the operation of their businesses, or materially impair their ability to perform the Obligations and (1) that are discharged or stayed within thirty
(30) days of attachment or levy, or (2) payment of which is covered in full (subject to customary and reasonable deductibles) by surety bond;

                 (c) Easements, rights of ways, restrictions and other similar charges or encumbrances on real property that do not interfere with the orderly conduct of their businesses or materially detract from the value of the affected real property;

                 (d) Minor defects and irregularities in the title of real properties existing on the Restatement Date that do not materially detract from the value or impair the use of such properties for the purposes for which they are held;

                 (e) Liens existing or arising by virtue of the leasing or rental of their property to the extent leases and rentals are permitted by this Agreement, whether the same are capital leases or operating leases or rentals;

                 (f) Indebtedness, liabilities, guaranties or Liens in favor of Bank under the Loan Documents;

                 (g)  Existing indebtedness and Liens listed on Schedule 6.6;

                 (h) Guaranties arising from endorsement, in the ordinary course of collection, of negotiable instruments;

                 (i) Indebtedness incurred to vendors in the ordinary course of business;

                 (j) Agreements to provide credit assurance for the obligations of customers of Borrower or any of its Subsidiaries that consist solely of an agreement to repurchase salable inventory of such customers purchased from Borrower or any of its Subsidiaries during the past 12 months at a purchase price not in excess of the sales price paid therefor by such customers;

                 (k) Existing and future Indebtedness not exceeding an aggregate outstanding balance of $15,000,000 at any time incurred to finance the purchase or lease of fixed assets or real property or any interest therein, or that is incurred solely to repay Indebtedness that originally financed such a purchase or lease (including any such Indebtedness assumed in the course of any Permitted Acquisition).

                 (l) Purchase money Liens securing Indebtedness permitted under Subparagraph 6.6(k); provided that such Liens shall be limited to the real or personal property whose acquisition was or is being financed by such permitted Indebtedness;

                 (m) Guaranties of any of Borrower's Subsidiaries' obligations under operating leases, or, with the written consent of Bank, which consent will not be unreasonably withheld, guaranties of any other obligations of such Subsidiaries, or the guaranty by Borrower or any of its Subsidiaries of any obligation owed to Bank;

                 (n) Indebtedness evidenced by that certain promissory note in the principal amount of $750,000 made by Borrower in favor of MechTronics of Arizona, Inc.; and

                 (o) Additional unsecured Indebtedness, including all Indebtedness incurred or assumed by Borrower in connection with any Permitted Acquisition ("Seller Debt"); provided that:

                          (i) any additional unsecured Indebtedness may be incurred only after delivery to Bank of a Certificate of a Responsible Official of Borrower, which, for additional

         Indebtedness that is not Seller Debt, is in the form of Exhibit B attached hereto, certifying that, giving pro forma effect to the new additional unsecured Indebtedness being incurred: (A) no Defaults or Events of Default exist or could reasonably be expected to occur as a result of the proposed Indebtedness; and (B) Borrower would be in compliance with all of the provisions of Paragraphs 6.10 and 6.11of this Agreement as of Borrower's most recently-ended Fiscal Quarter, with computations demonstrating such compliance; and which, for additional Indebtedness that is Seller Debt, is in the form required under subparagraph (ix) of the definition of "Permitted Acquisition" in Paragraph 1.1 of this Agreement; and

                          (ii) if additional unsecured Indebtedness incurred by Borrower under this subparagraph 6.6(o) exceeds $10,000,000 at any time, an amount of such additional Indebtedness at least equal to the amount of that excess may not be subject to covenants or events of default that are more stringent than similar provisions of this Agreement, may not require principal payments in any year prior to the Termination Date that are in excess of 10% of the original principal amount of such Indebtedness, and may not finally mature until after the Termination Date.

         6.7 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) transactions between or among Borrower and its Subsidiaries, and (b) arms-length transactions with Affiliates which are permitted with non-Affiliates pursuant this Agreement.

         6.8  Change in Fiscal Year.  Change its Fiscal Year.

         6.9 Intercompany Indebtedness. Incur or cause to exist any intercompany indebtedness between Borrower and any of its Subsidiaries or divisions, or between any such division or Subsidiary and any other division or Subsidiary, to be evidenced in any manner other than by a book entry in the financial records of the parties thereto.

         6.10 Leverage Ratio. Permit the Leverage Ratio as at the end of each of the Fiscal Quarters of Borrower and its Subsidiaries specified below to exceed the designated ratio for each such Fiscal Quarter:

                     Period                                         Maximum Ratio
                     ------                                         -------------
                 Restatement Date
                 through the first Fiscal
                 Quarter, 1997                                           2.75:1.0

                 Second Fiscal Quarter, 1997
                 through December 31, 1997                               2.50:1.0

                 First Fiscal Quarter, 1998
                 through December 31, 1998                               2.25:1.0

                 First Fiscal Quarter, 1999
                 and each Fiscal Quarter
                 thereafter                                              2.00:1.0

         6.11 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as at the end of each of the Fiscal Quarters of Borrower and its Subsidiaries specified below to be less than the designated ratio for each such Fiscal Quarter:

                     Period                                         Maximum Ratio
                     ------                                         -------------
                 December 31, 1996
                 through first Fiscal
                 Quarter, 1997                                           1.20:1.00

                 Second Fiscal Quarter, 1997
                 through First Fiscal
                 Quarter, 1998                                           1.25:1.00

                 Second Fiscal Quarter, 1998
                 and each Fiscal Quarter
                 thereafter                                              1.30:1.00

Such Ratio shall be measured as of the last day of each Fiscal Quarter for the four-quarter period then ending, except that the calculations for the Fiscal Quarters ending December 31,

1996 and March 31, 1997 shall be for the two Fiscal Quarters and the three Fiscal Quarters, respectively, ending on or about those dates.

         6.12 Losses/Earnings. Permit consolidated pre-tax Net Income to be less than zero for Borrower and its Subsidiaries for any Fiscal Quarter.

         6.13 Acquisitions. Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any Acquisition that is not a Permitted Acquisition.


                                   ARTICLE 7.
                     INFORMATION AND REPORTING REQUIREMENTS

         7.1 Financial and Business Information. During the Term of this Agreement, Borrower shall, unless Bank otherwise consents in writing, deliver to Bank, at Borrower's sole expense:

                 (a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter of Borrower (including the last Fiscal Quarter of each fiscal year, provided that with respect to such last quarter the financial statements required hereby may be in preliminary form, prior to year-end audit adjustments), (i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of their preceding fiscal year, (ii) consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year, all in reasonable detail, and (iii) a variance report comparing Borrower's actual performance for such Fiscal Quarter as indicated in the projections delivered to Bank pursuant to Paragraph 7.1(g).


                 (b) As soon as practicable, and in any event within 90 days after the close of each Fiscal Year of Borrower,

(i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of their preceding fiscal year, and (ii) consolidated and consolidating statements of profit and loss, statements of cash flows, and changes in shareholders' equity of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for their previous fiscal year, all in reasonable detail. Such balance sheets and statements shall be prepared in accordance with GAAP, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Bank, which report and opinion shall be prepared in accordance with GAAP as at such date, and shall be subject only to such qualifications and exceptions as are acceptable to Bank.

                 (c) Within 45 days after the end of each Fiscal Quarter of Borrower (or more frequently, if requested by the Bank), a consolidated and consolidating project backlog (with work in progress information on major projects, if requested by Bank) of Borrower and its Subsidiaries;

                 (d) Promptly after request by Bank, copies of any detailed audit reports or recommendations submitted to Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them.

                 (e) Promptly after request by Bank, copies of any report or other document filed by Borrower or any of its Subsidiaries with any Governmental Agency.

                 (f) Within ten days of the filing or sending thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission or any similar or corresponding Governmental Agency or with any securities exchange.

                 (g) As soon as practicable, and in any event within 2 Banking Days after a corporate officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default, of the nature and period of existence thereof and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto;

                 (h) Promptly upon a corporate officer of Borrower becoming aware that (i) a dispute exists between Borrower or any of its Subsidiaries and any Governmental Agency or law enforcement authority which, if determined adversely to Borrower or its Subsidiary, would have a material adverse effect on Borrower or its Subsidiary, together with written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiary is taking or proposes to take with respect thereto, (ii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries in excess of $500,000 that is not fully covered by insurance or
(iii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries or (iv) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $500,000 or which otherwise may reasonably be expected to result in a material adverse effect on Borrower and its Subsidiaries, taken as a whole, or (v) any breach or default under any agreement between Borrower or any of its Subsidiaries and any customer of Borrower or such Subsidiary, which agreement produces annual revenues for Borrower or such Subsidiary in excess of $5,000,000, a written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto.

                 (i) Updated projections for Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis), as follows: (1) within 45 days prior to the end of each Fiscal Year, the strategic/long range plan on an annual basis for the Fiscal Years from present through December 31, 1999, and
(2) within 45 days after the end of each Fiscal Year, the annual operating plan for the current Fiscal Year, on a monthly basis; such projections required by
(1) and (2) above
each to be in form and detail satisfactory to Bank, and each to be submitted together with the certification of Borrower's chief financial officer stating that the projections are based on facts known to Borrower and on assumptions that are reasonable and consistent with such facts, that no material (in amount and likelihood) fact or assumption has been omitted as a basis for such projections which, in Borrower's reasonable business judgment, should be included, and that such projections are reasonably based on such facts and assumptions.

                 (j) No more than 60 days after the consummation of each Permitted Acquisition, post-closing consolidated and consolidating balance sheets for Borrower (detailing the assets acquired in such Acquisition), together with a written certification from Borrower's Chief Financial Officer to the effect that he or she has reviewed such balance sheets, and, to the best of his or her knowledge, they have been prepared in accordance with GAAP.

                 (k) Promptly upon request, such other information, financial or otherwise, as Bank may reasonably request, including but not limited to, accounts receivable agings, a breakdown of the fixed assets of Borrower and its Subsidiaries.

         7.2 Compliance Certificates. During the Term of this Agreement, Borrower shall, unless Bank otherwise consents in writing, deliver to Bank, at Borrower's sole expense, not later than 45 days after the end of each Fiscal Quarter of Borrower, a Certificate of a Responsible Official of Borrower in the form of Exhibit C attached hereto, which shall contain, among the other provisions set forth in such Exhibit, computations showing, in detail satisfactory to Bank, whether Borrower and its Subsidiaries were in compliance with their obligations under Paragraphs 6.10 through 6.12 of this Agreement, during the relevant Fiscal Quarter.

         7.3 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower promptly shall provide to Bank such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Bank, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).


                                   ARTICLE 8.
                                   CONDITIONS

         8.1 Initial Loan, Etc. The obligations of Bank to make the initial Loan and to issue the initial Letter of Credit following the Restatement Date are subject to the following conditions precedent (in addition to any applicable conditions precedent set forth elsewhere in this Article 8), (unless Bank, in its sole and absolute discretion, shall agree otherwise):

                 (a) Bank shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Restatement Date and each in form and substance satisfactory to Bank (unless Bank otherwise agrees or directs):

                          (1) executed counterparts of this Agreement, sufficient in number for distribution to Bank, Borrower and Borrower's counsel;

                          (2) with respect to Borrower and any and each Subsidiary of Borrower, such documentation as Bank may require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                          (3) the Continuing Guaranty executed by all Subsidiaries of Borrower; and

                          (4) any other documents or agreements reasonably required by Bank.

         8.2 Any Increasing Loan, Etc. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, Borrower's request to Bank to make any Loan, or to issue any Letter of Credit that would increase the Total Outstandings, shall be deemed to be a representation by Borrower that
(a) on the date of that request, the representations and warranties contained in Article 4, other than Paragraphs 4.4(a), 4.6, 4.9, 4.12 and 4.17, are true and correct as though made on and as of that date; (b) there are no actions, suits or proceedings pending against or affecting Borrower or any of its Subsidiaries or any property of any of them that might reasonably be expected adversely to affect materially the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (c) no material adverse change shall have occurred in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, since the Restatement Date; and (d) no Default shall have occurred and be continuing.


                                   ARTICLE 9.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

         9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor, shall constitute an Event of Default:

                 (a) Borrower fails to pay any installment of principal when due, or Borrower fails to pay any installment of interest on any indebtedness hereunder, or to reimburse, or to pay any fee or any other amount due Bank under any Loan Document within five (5) days after the date when due; or

                 (b) Any failure to comply with Subparagraph 7.1(g) that is materially adverse to the interest of Bank; or

                 (c) Borrower or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed; or

                 (d) Any representation or warranty made in any Loan Document or in any certificate, agreement, instrument or other document made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect that is materially adverse to the interests of Bank; or

                 (e) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Specific Indebtedness (as defined below), on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise, or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed in connection with any present or future Specific Indebtedness, if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due, or has commenced judicial or nonjudicial action to collect such Indebtedness or to foreclose or otherwise realize upon security held therefor, or has taken or is taking such other actions as might materially adversely affect the interests of Bank under the Loan Documents or the ability of Borrower or its Subsidiaries to pay and perform their Obligations under the Loan Documents; as used in this Subparagraph 9.1(e), "Specific Indebtedness" means indebtedness for borrowed money or in connection with the purchase or lease of property, or any guaranty of present or future indebtedness for borrowed money or that is issued in connection with the purchase or lease of property, which indebtedness equals or exceeds, in the aggregate, $500,000; or

                 (f) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Bank or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in the reasonable opinion of Bank, is materially adverse to the interests of Bank; or any party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                 (g) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 and such judgment remains unsatisfied without procurement of a stay of execution within thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                 (h) Borrower or any of its Subsidiaries is the subject of an order for relief in a bankruptcy case, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar case or proceedings relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar case or proceeding is instituted without the consent of that Person and continues undismissed or unstayed for forty-five (45) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) calendar days after its issue or levy; or

                 (i) Borrower or any Subsidiary thereof is dissolved or liquidated or all or substantially all of the assets of Borrower or any Subsidiary of Borrower are sold or otherwise transferred in violation of the provisions of this Agreement without the written consent of Bank; or

                 (j) An event or set of events occurs which has or could reasonably be expected to have a material adverse effect on (i) the validity or enforceability of this Agreement, any other agreement or document executed in connection with this Agreement, or the ability of the Bank to enforce its legal remedies thereunder; or (ii) the condition (financial or otherwise), business operations or prospects of Borrower and its Subsidiaries, taken as a whole, which could in turn reasonably be expected to impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement and all such other documents and agreements; or

                 (k) A default or defined Event of Default occurs under any other agreement Borrower or any Subsidiary has with Bank or any affiliate of Bank, and is not cured within any applicable cure period; or

                 (l) The occurrence of any one or more of the following events with respect to Borrower or any Subsidiary, provided such event or events could reasonably be expected, in the judgment of Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower with respect to a Plan:

                          (1) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                          (2) Any Plan termination (or commencement of proceedings to terminate a Plan) or Borrower's full or partial withdrawal from a Plan.

         9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of Bank provided for elsewhere in this

Agreement, or the Loan Documents, or by applicable law, or in equity, or otherwise:

                 (a) Upon the occurrence of any Event of Default other than an Event of Default described in Paragraph 9.1(h):

                          (1) the commitment to make Loans and issue Letters of Credit and all other obligations of Bank and all rights of Borrower and any other parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Bank may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Bank, to make further Loans or to issue further Letters of Credit; and

                          (2) Bank may declare all or any part of the unpaid principal of the Line of Credit, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

Despite the foregoing, if, in Bank's opinion, a breach of any provision of this Agreement (other than any provision specifically referred to in Paragraph 9.1 or Article 6), is capable of being remedied, and Borrower submits a written request for a cure period along with its plan to remedy the default, then the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date such breach first occurs; provided, however, that Bank will not be obligated to make further Loans to Borrower or to issue or renew any Letters of Credit during that period.

                 (b) Upon the occurrence of any Event of Default described in Subparagraph 9.1(h):

                          (1) the Commitment to make Loans and issue Letters of Credit and all other obligations of Bank and all rights of Borrower and any other parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Bank may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Bank, to make further Loans or to issue further Letters of Credit, which determination shall apply equally to, and shall be binding upon, Bank; and

                          (2) the unpaid principal of the Line of Credit, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                 (c) Upon the occurrence of any Event of Default, Bank, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by law or equity.

                 (d) The order and manner in which the Bank's rights and remedies are to be exercised shall be determined by Bank in its sole discretion, and all payments received by Bank shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of Bank, and thereafter to the Obligations in such order as Bank may determine. For the purpose of computing Borrower's Obligations hereunder and under the Letters of Credit, payments shall be applied, first, to the costs and expenses of Bank, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), third, to the ratable payment of all unpaid principal amounts due under any Loan Documents (including, for the purposes hereof, principal due under the Line of Credit, and reimbursement due for payments made under Letters of Credit) and fourth, to the payment of all other amounts (including fees) then owing to Bank under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Bank hereunder or thereunder or at law or in equity. The term "attorneys' fees" as used in this Agreement shall include the allocated costs of in-house counsel.

                 (e) Upon the occurrence of any event that would be an Event of Default under Section 9.1(h) with the passage of time, Bank may take such action as Bank deems necessary to protect the interests of Bank under the Loan Documents.


                                  ARTICLE 10.
                                 MISCELLANEOUS

         10.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of Bank provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by law or equity. No failure or delay on the part of Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of Bank and Bank may waive them in whole or in part, with or without terms or conditions, in respect of any Loan or Standby Letter of Credit, without prejudicing the Bank's rights to assert them in whole or in part in respect of any other Loan or Letter of Credit.

         10.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of any Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other party therefrom, may in any event be effective unless in writing signed by Bank (and, in the case of amendments, modifications or supplements of or to any Loan Document to which Borrower is a party, the approval in writing of Borrower), and then only in the specific instance and for the specific purpose given.

         10.3 Costs, Expenses and Taxes. Borrower shall pay on demand the reasonable costs and expenses of Bank in connection with the negotiation, preparation, execution and delivery of the Loan Documents (not to exceed $5,000), and of Bank in connection with the amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including, without limitation, costs and fees of Bank's in-house counsel), independent public accountants and other outside experts retained by Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by Bank in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify Bank from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any party to perform any of its Obligations. Any amount payable to Bank under this Paragraph 10.3 shall bear interest from the second Banking Day following the date of demand for payment at the rate provided for in Paragraph 3.8.

         10.4 Survival of Representations and Warranties. All representations and warranties contained herein, in any other Loan Document, or in any certificate required hereunder, will survive the making and repayment of all Obligations hereunder, and have been or will be relied upon by Bank, notwithstanding any investigation made by Bank or on its behalf.

         10.5  Notices.  Except as otherwise expressly provided in the Loan
Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Paragraph 10.5; and (b) Any notice, request, demand, direction or other communication given by telegram or telecopier must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered.

         10.6 Execution of Loan Documents. Unless Bank otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         10.7 Binding Effect; Assignment. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrower and/or its Affiliates may not assign their rights hereunder or there-under or any interest herein or therein without the prior written consent of Bank. Bank may, at any time and from time to time, sell, assign, pledge or transfer participations in its rights hereunder or any interest herein provided that any actual or potential participants, assignees, pledge holders or transferees shall agree to treat all financial information exchanged as confidential, and provided further that Borrower has given its prior consent with respect to any proposed participant, or assignee. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against Borrower.

         10.8 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any person (other than Bank) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such person asserts or may assert against Borrower or any Affiliate of Borrower or any officer, director or shareholder of Borrower relating to the Line of Credit, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Borrower and Bank under this Agreement; (b) Any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any action or inaction by Borrower or its Subsidiaries in connection with the Line of Credit or the use or contemplated use of proceeds of any Loan or Letter of Credit; (c) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (including attorneys' fees (including the allocated cost of in-house counsel) and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification of or any loss caused by its own gross negligence or willful misconduct. Promptly after receipt by Bank of notice of any third-party claim to which the indemnification obligations hereunder would apply, Bank shall give notice thereof to Borrower in writing, stating the information then available to Bank regarding the amount and nature of such claim, but the failure to do so promptly notify Borrower shall not affect Borrower's obligations under this Paragraph 10.8 unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action. Borrower shall have the right to defend against all such claims, demands, actions or causes of action, at Borrower's cost and expense, with counsel selected by Borrower and reasonably satisfactory to Bank. The Borrower shall regularly keep Bank informed as to the status of, and any material developments relating to, any claim subject to this Paragraph 10.8, and shall respond promptly in writing to any reasonable requests by Bank for information or other data concerning such claim. Any obligation or liability of Borrower to any Indemnitee under this Paragraph 10.8 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to Bank.

         10.9 Hazardous Waste Indemnification. Borrower will indemnify and hold harmless Indemnitees from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrower's property or operations or property leased to Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of Borrower's and its Subsidiaries' Obligations to Bank.

         10.10 Confidentiality. Bank agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) To legal counsel, accountants and other professional advisors to Borrower or Bank; (b) To regulatory officials having jurisdiction over that Bank; (c) As required by law or legal process or in connection with any legal proceeding to which Bank is a party; and (d) To another financial institution in connection with a disposition or proposed disposition of all or part of Bank's interests hereunder; provided that nothing in this

Paragraph shall be construed to create or give rise to any fiduciary duty on the part of Bank to Borrower or to create or give rise to any relationship of confidence or trust between Bank and Borrower.

         10.11 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to the Bank, do, execute and deliver such further acts and documents as any Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.13 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local laws of California.

         10.14 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         10.15 Headings. Article and Paragraph headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         10.16  Arbitration.

                 (a) This Paragraph concerns the resolution of any controversies or claims between Borrower and Bank, including but not limited to those that arise from:

                          (i)  This Agreement (including any renewals,
         extensions or modifications of this Agreement);

                          (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                          (iii)  Any violation of this Agreement; or

                          (iv) Any claims for damages resulting from any business conducted between Borrower and Bank, including claims for injury to persons, property or business interests (torts).

                 (b) At the request of Borrower or Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                 (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                 (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this Paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this Paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                 (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                 (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                 (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to Bank secured by real property located in California. In this case, both Borrower and Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                          (i) Borrower and Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                          (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                          (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                          (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                 (h) This provision does not limit the right of Borrower or Bank to:

                          (i)  exercise self-help remedies such as setoff;

                          (ii) foreclose against or sell any real or personal property collateral; or

                          (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                                  (A)      an interim remedy; and/or

                                  (B)  additional or supplementary remedies.

                 (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of Borrower or Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

However, if the controversy or claim arises from or relates to an obligation to Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both Borrower and Bank to seek resolution through arbitration.

                 (j) If Bank forecloses against any real property securing this Agreement, Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

         10.17 Personal Liability of Responsible Officials. In the absence of actual fraud, no Certificate of a Responsible Official delivered to the Bank hereunder shall create personal liability to the Bank on the part of such Responsible Official for payment or performance of any of the Obligations or otherwise under the Loan Documents.

         10.18 Prior Agreement Superseded. This Agreement supersedes the Original Loan Agreement, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


BANK OF AMERICA NATIONAL                      DUCOMMUN INCORPORATED
TRUST AND SAVINGS ASSOCIATION


By ____________________________               By ____________________________
   J. Thomas Fagan                               Samuel D. Williams
   Vice President                                Vice President - Controller
                                                 and Assistant Treasurer


                                              By ____________________________
                                                 James S. Heiser
                                                 Vice President,
                                                 Treasurer, Secretary,
                                                 and Chief Financial Officer


Address where notices to                      Address where notices to
the Bank are to be sent:                      the Borrower are to be sent:

South Bay Commercial Banking                  23301 S. Wilmington Avenue
Office, #1457                                 Carson, CA  90745
150 Long Beach Blvd., 3rd Fl.                 Attention:  James S. Heiser
Long Beach, CA  90802                         Telecopy No.:  (310) 518-0176

Attention:  J. Thomas Fagan
Telecopy No.: (310) 624-4360